                                                                      EXHIBIT 12


                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                    EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 2001

                                                 Years Ended December 31
                                          --------------------------------------
millions except ratio amounts              2001     2000    1999   1998     1997
                                          -----    ------   ----   -----    ----
Gross Income (Loss)                       $(298)   $1,519   $179   $  (7)   $205
Rentals                                      14        16     11      12       8
                                          -----    ------   ----   -----    ----
Earnings (Loss)                            (284)    1,535    190       5     213
                                          -----    ------   ----   -----    ----

Gross Interest Expense                      301       193     96      82      62
Rentals                                      14        16     11      13       8
                                          -----    ------   ----   -----    ----
Fixed Charges                             $ 315    $  209   $107   $  95    $ 70
                                          -----    ------   ----   -----    ----

Preferred Stock
 Dividends                                   11        17     17      11     --
                                          -----    ------   ----   -----    ----

Combined Fixed Charges
 and Preferred Stock
 Dividends                                $ 326    $  226   $124   $ 106    $ 70
                                          -----    ------   ----   -----    ----

Ratio of Earnings to
 Fixed Charges                              n/m      7.35   1.77    0.05    3.04
                                          -----    ------   ----   -----    ----

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                                  n/m      6.80   1.53    0.05    3.04
                                          -----    ------   ----   -----    ----
---------------------------
n/m -- not meaningful

As a result of the Company's net loss in 2001, Anadarko's earnings did not cover fixed charges by $599 million and did not cover combined fixed charges and preferred stock dividends by $610 million. In 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.